Ceribell Reports Third Quarter 2024 Financial Results

Sunnyvale, CA – November 12, 2024 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the quarter ended September 30, 2024.

Third Quarter 2024 & Recent Highlights

•
Reported total revenue of $17.2 million in the third quarter of 2024, a 48% increase compared to the same period in 2023
•
Achieved gross margin of 87% compared to 84% for the same period in 2023
•
Ended the quarter with 504 total active accounts
•
Completed initial public offering, raising approximately $188 million in net proceeds to the company
•
Published results in Neurocritical Care, the journal of the Neurocritical Care Society, demonstrating a 4.1-day reduction in length of ICU stay and better patient outcomes with Ceribell compared to conventional EEG*
•
Received Authority to Operate (ATO) from the U.S. Department of Veterans Affairs for ClarityTM Algorithm

“I am encouraged by our third quarter results, which reflect our sustained commercial momentum as we advance our position as a leader in seizure detection,” said co-founder and CEO Jane Chao, Ph.D. “We continue to see strong adoption trends for our point-of-care rapid EEG system and are pleased with the progress made on key strategic and operational initiatives. Following our initial public offering in October, we believe we are well-positioned financially and operationally to deliver future growth and achieve our goal of becoming the standard of care for the detection and management of seizures in the acute care setting.”

Third Quarter 2024 Financial Results

Total revenue in the third quarter of 2024 was $17.2 million, a 48% increase from $11.6 million in the third quarter of 2023. The increase was primarily driven by continued commercial traction, resulting from expansion into new accounts and continued adoption within the company’s active account base. Product revenue for the third quarter of 2024 was $13.3 million, representing an increase of 52% from $8.8 million in the third quarter of 2023. Subscription revenue for the third quarter of 2024 was $3.9 million, representing an increase of 36% from $2.8 million in the third quarter of 2023.

Gross profit in the third quarter of 2024 was $15.0 million, compared to $9.7 million for the third quarter of 2023. Gross margin for the third quarter of 2024 was 87%, compared to 84% for the same period in 2023.

Operating expenses in the third quarter of 2024 were $24.9 million, compared to $16.9 million for the third quarter of 2023, representing an increase of 48%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, and legal, accounting, and professional service fees related to the transition to becoming a public company.

Net loss in the third quarter of 2024 was $10.4 million, or $1.85 net loss per share, compared to a net loss of $7.1 million, or $1.32 net loss per share, for the same period in 2023.

Cash and cash equivalents totaled $14.1 million as of September 30, 2024. The company received approximately $188 million of net proceeds from its initial public offering, which closed on October 15, 2024.

* Based on Modified Rankin Scale (mRS) score

2024 Financial Outlook

Ceribell expects revenue for the full year 2024 to be in the range of $64.2 million to $64.7 million, representing growth of 42% to 43% over the company’s prior year revenue.

Webcast and Conference Call Details

Ceribell will host a conference call today, November 12, 2024, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2024 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and provide access code 7168007. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 12, 2024. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; and expectations for our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot ensure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Ceribell’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our ability to adapt our manufacturing and production capacities to evolving patterns of demand and customer trends; the manufacturing of a substantial number of our product components and their assembly in China; product defects and related liability; the complexity, timing, expense, and outcomes of clinical studies; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; and other risks and uncertainties, including those described under the heading “Risk Factors” in our Registration Statement on Form S-1, Quarterly Report on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA 510(k) cleared for indicating suspected seizure activity and currently utilized in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston

Laine Morgan

Gilmartin Group

Investors@ceribell.com

Media Contact

Corrie Rose

Press@ceribell.com

Ceribell, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue
Product revenue	$13,321	$8,764	$35,932	$24,561
Subscription revenue	3,874	2,847	10,978	7,533
Total revenue	17,195	11,611	46,910	32,094
Cost of revenue
Product cost of goods sold	2,096	1,777	6,073	4,762
Subscription cost of revenue	88	108	325	285
Total cost of revenue	2,184	1,885	6,398	5,047
Gross profit	15,011	9,726	40,512	27,047
Operating expenses
Research and development	3,395	2,308	9,649	6,307
Sales and marketing	12,524	9,592	33,812	28,107
General and administrative	9,029	4,990	23,876	14,293
Total operating expenses	24,948	16,890	67,337	48,707
Loss from operations	(9,937)	(7,164)	(26,825)	(21,660)
Interest expense	(530)	(532)	(1,493)	(1,585)
Change in fair value of warrant liability	(173)	(3)	(417)	—
Other income, net	223	645	856	2,066
Loss, before provision for income taxes	(10,417)	(7,054)	(27,879)	(21,179)
Provision for income tax expense	—	—	—	(11)
Net loss and comprehensive loss	$(10,417)	$(7,054)	$(27,879)	$(21,190)
Net loss per share attributable to common stockholders:
Basic and diluted	(1.85)	(1.32)	(5.02)	(4.02)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	5,634,583	5,343,337	5,549,570	5,274,151

Ceribell, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$14,110	$34,495
Accounts receivable, net	9,973	7,955
Inventory	6,910	5,868
Contract costs, current	1,701	1,515
Prepaid expenses and other current assets	2,266	2,130
Total current assets	34,960	51,963
Property and equipment, net	2,268	1,577
Operating lease right-of-use assets	2,365	2,160
Contract costs, long-term	1,349	1,238
Other non-current assets	6,117	1,984
Total assets	$47,059	$58,922
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$2,776	$732
Accrued liabilities	8,574	7,540
Contract liabilities, current	105	206
Notes payable, current	—	11,833
Operating lease liability, current	1,029	694
Other current liabilities	605	595
Total current liabilities	13,089	21,600
Long-term liabilities
Notes payable, long-term	19,497	—
Contract liabilities, long-term	33	44
Other liabilities, long-term	1,411	441
Operating lease liability, long-term	1,599	1,677
Total long-term liabilities	22,540	2,162
Total liabilities	$35,629	$23,762
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value;
Authorized shares: 46,831,773 and 46,624,838 shares as of September 30, 2024 and December 31, 2023, respectively
Issued and outstanding shares: 17,817,643 shares as of September 30, 2024 and December 31, 2023
Aggregate liquidation preference of $152,590 as of September 30, 2024 and December 31, 2023	147,412	147,412
Stockholders’ deficit
Common stock, $0.001 par value;
Authorized shares: 76,879,683 and 76,672,748 as of September 30, 2024 and December 31, 2023, respectively
Issued and outstanding shares: 5,779,191 and 5,430,298 as of September 30, 2024 and December 31, 2023, respectively.	6	5
Additional paid-in capital	18,380	14,232
Accumulated deficit	(154,368)	(126,489)
Total stockholders’ deficit	(135,982)	(112,252)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$47,059	$58,922